Exhibit (c)(47)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS July 3, 2018 Project Bronco | Note, all analyses presented herein are preliminary and subject to change.

Confidential – Preliminary Draft SUMMARY OF INFORMATION PRESENTED HEREIN The materials presented herein assess the impacts of adjusting certain key transaction levers; in particular, Baird addresses the following topics: A comparison of key metrics implied by the current proposal (1) (1.6x AMGP shares for each AM unit) What are the impacts of modifying the exchange ratio to a higher level? What are the impacts of adding a cash component to the transaction? Approaches to the Series B valuation Summary of levers discussed and illustrative counter proposal Baird and Sidley are awaiting additional information related to proposed tax structure of the transaction. It is our intent to provide the special committee with an analysis of the proposed tax structure and its impacts to AR relative to other potential structures in a future meeting. Page 1 Project Bronco | (1) All references to the current proposal refer to the proposal letter dated June 8, 2018, addressing the potential acquisition of AM by AMGP. Follow-Up Analysis Section 5 Section 4 Section 3 Section 2 Section 1

Confidential – Preliminary Draft Section current 1: A comparison of key metrics implied by the proposal (1.6x AMGP shares for each AM unit) Project Bronco |

Confidential – Preliminary Draft IMPLIED PREMIUM AT 1.6x EXCHANGE RATIO Proposed Exchange Ratio I mplied Takeout Price Current AMGP Price Current AM Price = ÷ = $18.61 X 1.6x $29.78 $29.73 Page 2 Project Bronco | Note: Represents closing prices as of June 28, 2018. I mplied Premium 0.2%

Confidential – Preliminary Draft CASH FLOW ACCRETION / DILUTION RECAP ($ in millions, unless otherwise noted) AM Unitholders AMGP Shareholders Distribution per LP Unit Distribution per Common Share $5.00 $3.00 $4.00 $2.00 $3.00 $2.00 $1.00 $1.00 $0.00 $0.00 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E AR Shareholders Series B Holders Total Cash Flow from Midstream Ownership Total Cash Flow $500 $60 $50 $40 $30 $20 $10 $0 $400 $300 $19 $200 $100 $0 2019E 2020E 2021E 2022E 2_0_ 19E 2020E 2021E 2022E Source: Antero management projections Note: Assumes AMGP purchases 100% of AM public units with 100% equity at a 1.600x exchange ratio; AMGP issues 299.3 million shares to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 3 Project Bronco | Accretion / (Dilution) $12 $13 $15 $16 95% 70% 58% 48% $49 $40 $33 $33 $24 $26 $12 Accretion / (Dilution) ($15) ($2) $8 $12 (6.7%) (0.6%) 2.3% 3.0% $405 $418 $338 $346 $282 $280 $219 $204 $4.10 $4.22 $3.42 $3.50 $2.85 $2.83 $2.21 $2.06 $2.64 $2.19$2.22 $1.77 $1.74 $1.29 $1.34 $0.89 Accretion / (Dilution) $0.40 $0.43 $0.44 $0.42 45.0% 32.2% 25.5% 18.8% Accretion / (Dilution) ($0.15) ($0.02) $0.08 $0.12 (6.7%) (0.6%) 2.3% 3.0% Status QuoPro Forma for Proposal

Confidential – Preliminary Draft DISTRIBUTION GROWTH & COVERAGE RECAP AM Distribution Growth AMGP Distribution Growth DPU CAGR vs. 2019 DPS CAGR vs. 2019 50% 60% 50% 40% 30% 20% 10% 0% 40% 27.0% 30% 22.9% 20% 10% 0% 2020E 2021E 2022E 2020E 2021E 2022E AM Total Coverage Ratio AMGP Total Coverage Ratio 2.00x 2.00x 1.50x 1.50x 1.16x 1.16x 1.16x 1.11x 1.11x 1.11x 1.05x 1.05x 1.05x 1.00x 1.00x 1.00x 1.00x 1.00x 0.50x 0.50x 0.00x 0.00x 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity at a 1.600x exchange ratio; AMGP issues 299.3 million shares to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 4 Project Bronco | 1.31x 1.00x 1.31x 1.31x Coverage ratios have an impact on the amount of cash distributed to equity holders 50.9% 37.5% 40.1% 35.8% 30.3% 27.0% 37.5% 29.0% 30.3% 24.4% AM receives the benefit of enhanced growth; AMGP’s growth rate declines Status QuoPro Forma for Proposal

Confidential – Preliminary Draft CASH FLOW BREAKOUT IN 2019 Status Quo 2019 Cash Flow Breakout ($ in millions) $850 AMGP 25% $649 Cash Distributed Series B 2% Tax + G&A 9% $165 AM 64% AM Generated Distr. Cash Flow Coverage Ratio (1.31x) Cash Flow Distributed AM Holders Series B Holders AMGP Tax + G&A AMGP Holders Pro Forma 2019 Cash Flow Breakout ($ in millions) $850 AMGP 37% $56 $649 Cash Distributed AM 59% Series B 4% AM Generated Distr. Cash Flow Coverage Ratio (1.31x) Cash Flow Distributed AM Holders Series B Holders AMGP Tax + G&A AMGP Holders Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity at a 1.600x exchange ratio; AMGP issues 299.3 million shares to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 5 Project Bronco | $649$385 ($201) Per Antero guidance, mm of tax and $2 mm of G&A are eliminated $24$240 X Note, AM % shrinks; AMGP & Series B % increases $649$414Composed of $56 mm tax ($201) and $2 mm G&A $12$58

Confidential – Preliminary Draft CASH FLOW BREAKOUT OVER TIME Percentage of total pro forma cash flow received over time 70% 60% 50% 40% 30% 20% 10% 0% 2019 2020 2021 2022 Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity at a 1.600x exchange ratio; AMGP issues 299.3 million shares to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 6 Project Bronco | % of Cash Flow 4% 4% 4% 2% 2% 2% 2% 4% 25% 28% 29% 31% 37% 37% 37% 37% 57% 59% 59% 60% 59% 59% 58% 64% Status Quo Pro Forma (1.6x Proposal) AM AMG P Series B AM AMG P Series B

Confidential – Preliminary Draft

BAIRD

RELATIVE TRADING ANALYSIS

- Comparative trading metrics highlight the current valuation disparity between AMGP and AM (AMGP trades at a substantial premium)
- On a pro forma basis, the valuation metrics of the new AMGP, "AMC", would suggest it's likely that the security holds its value and potentially trades higher, which would allow the owners (including AR) to realize additional value following the transaction

	Price	Current Yield	2019E Yield	2019-22 Est. Distribution Growth CAGR	Equity Value / Cash Flow (1) 2018E	Equity Value / Cash Flow (1) 2019E	Net Debt / 2019E EBITDA
Antero Midstream (AM)	$29.73	5.2%	7.4%	22.9%	14.4x	10.8x	1.3x
Antero Midstream GP (AMGP)	$18.61	2.3%	4.8%	35.8%	23.6x	14.6x	NM
AMC Pro Forma							
@ 1.6x Exchange Ratio	$18.61	NA	6.9%	27.0%	NA	11.0x	1.3x

Source: Antero management projections.
(1) Cash flow represents distributable cash flow attributable to LP unitholders / shareholders at full payout. Cash flow to AMGP is net of Series B profit interest and taxes.

Project Bronco | Page 7

Confidential – Preliminary Draft Section 2: What exchange ratio? are the impacts of modifying the Project Bronco |

Confidential – Preliminary Draft IMPLIED PREMIUM / DISCOUNT AT VARIOUS EXCHANGE RATIOS Page 8 Project Bronco | Note: Represents closing prices as of June 28, 2018. Red box represents current proposal. I mplied AM Current Exchange Takeout Current AMGP Price Ratio Price AM Price I mplied Premium $18.61 X 1.6x = $29.78 ÷ $29.73 = 0.2% 18.61 1.7x 31.64 29.73 18.61 1.8x 33.50 29.73 18.61 1.9x 35.36 29.73 18.61 2.0x 37.22 29.73 6.4% 12.7% 18.9% 25.2%

Confidential – Preliminary Draft ACCRETION / DILUTION AT VARIOUS EXCHANGE RATIOS AM Distribution per LP Unit 4.67 $5.00 4.58 AM coverage ratio required 4.48 4.38 4.22 for a neutral deal 4.10 3.81 3.74 3.66 $4.00 3.59 3.50 3.42 3.09 3.03 2.97 2.91 2.85 2.83 $3.00 $2.00 $1.00 $0.00 2019 2020 2021 2022 AMGP Distribution per Common Share $3.00 2.64 2.58 2.49 2.41 2.33 $2.50 $2.00 $1.50 $1.00 $0.50 $0.00 2019 2020 2021 2022 Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 9 Project Bronco | 2.22 1.90 1.77 1.71 1.65 1.59 1.74 1.29 1.24 1.20 1.16 1.12 1.34 0.89 2.19 2.11 2.04 1.97 1.54 1.31x 1.22x 1.25x 1.28x 1.31x 1.33x 2.21 2.06 2.11 2.16 2.20 2.24 Status Quo1.6x (Proposal)1.7x1.8x1.9x2.0x

Confidential – Preliminary Draft IMPACT TO AR AT VARIOUS EXCHANGE RATIOS Total Cash Flow to AR from Midstream Ownership ($ in millions) $500 453 461 377 354 362 370 $400 294 300 305 $300 $200 $100 $0 2019 2020 2021 2022 Value of AR’s Midstream Holdings (Post-transaction, assuming no change in “AMC” share price) (1) ($ in millions) $4,000 Current Value: $2,939 mm (2) $3,496 $3,312 $3,128 $2,944 $3,000 $2,000 $1,000 $0 Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. (1)Assumes AMGP’s closing share price of $18.61 as of June 28, 2018, multiplied by the number of shares received in the transaction. (2)Current holdings x current AM unit price as of June 28, 2018. Page 10 Project Bronco | $3,680 Tota l Ca s h Fl ow SA $1,244 1.6x 1,248 1.7x 1,284 1.8x 1,313 1.9x 1,340 2.0x 1,365 443 405 418 433 338 346 282 280 287 219 204 209 213 218 222 Status Quo1.6x (Proposal)1.7x1.8x1.9x2.0x

Confidential – Preliminary Draft CASH FLOW BREAKOUT AT VARIOUS EXCHANGE RATIOS ($ in millions) S tatus Quo Exchange Ratios 1.6x 1.7x 1.8x 1.9x 2.0x AMGP Holders 165 240 231 223 216 209 Series B 12 24 23 22 21 21 AMGP Taxes + G&A 58 - - - - - S tatus Quo Exchange Ratios 1.6x 1.7x 1.8x 1.9x 2.0x AMGP Holders 414 492 480 464 449 434 Series B 33 49 48 46 45 43 AMGP Taxes + G&A 142 - - - - - Source: Antero management projections. Note: Assumes AMGP purchases 100% of AM public units with 100% equity. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 11 Project Bronco | AM Holders$767$790$820$839$856$873 @ 2022 AM Holders$414$385$395$404$412$420 @ 2019

Confidential – Preliminary Draft RELATIVE TRADING ANALYSIS 2019-22 Est. Distribution Growth CAGR Equity Value / Cash Flow (1) Current Yield 2019E Yield Net Debt / 2019E EBITDA Price 2018E 2019E Antero Mi ds trea m (AM) $29.73 5.2% 7.4% 22.9% 14.4x 10.8x 1.3x Antero Mi ds trea m GP (AMGP) $18.61 2.3% 4.8% 35.8% 23.6x 14.6x NM Source: Antero management projections. (1) Cash flow represents distributable cash flow attributable to LP unitholders / shareholders at full payout. Cash flow to AMGP is net of Series B profit interest and taxes. Page 12 Project Bronco | Higher exchange ratios lower the initial pro forma distribution, but forward growth trajectory is relatively unchanged AMC Pro Forma @ 1.6x Exchange Ratio$18.61NA6.9%27.0%NA11.0x1.3x @ 1.7x Exchange Ratio$18.61NA6.7%27.6%NA11.4x1.3x @ 1.8x Exchange Ratio$18.61NA6.4%27.6%NA11.8x1.3x @ 1.9x Exchange Ratio$18.61NA6.2%27.6%NA12.3x1.3x @ 2.0x Exchange Ratio$18.61NA6.0%27.7%NA12.7x1.3x

Confidential – Preliminary Draft Section 3: What are to the transaction? the impacts of adding a cash component Project Bronco |

Confidential – Preliminary Draft TRANSACTION MECHANICS ($ in millions, unless otherwise noted) INCLUDING A CASH COMPONENT AMGP / AM Sha re Excha nge Ra ti o Impl i ed Al l -i n Excha nge Ra ti o (i ncl . ca s h) (2) Current AMGP Pri ce AM Uni ts O/S (mm) Equi ty Va l ue (before ca s h) Tota l Equi ty Va l ue Ta keout Pri ce Pl us : Ca s h (1) $18.61 X 1.6x = $29.78 X 187 = $5,569 + $750 = $6,319 1.8x 18.61 1.8x 33.50 187 6,265 750 7,015 2.0x 18.61 1.9x 35.36 187 6,613 750 7,363 2.1x 18.61 2.0x 37.22 187 6,961 750 7,711 2.2x 1.70x 1.77x 1.84x 1.92x (1)Results in pro forma leverage at AMGP of 3.0x NTM EBITDA. (2)Equals the total implied exchange ratio if the transaction were done with 100% equity, including the $750 million cash component. Page 13 Project Bronco | Equi ty Excha nge Ra ti o Ca s h Component $0 $250 $500 $750 1.60x 1.70x 1.80x 1.90x 2.00x 1.60x 1.67x 1.74x 1.82x 1.80x 1.87x 1.94x 2.02x 1.90x 1.97x 2.04x 2.12x 2.00x 2.07x 2.14x 2.22x Benefits: May be a source of capital to initiate a buyback program at AR Considerations: AR would lose out on potential longer-term upside of holding new AMGP shares Implied All-in Exchange Ratio (2) 18.611.7x31.641875,9177506,6671.915x

Confidential – Preliminary Draft CASH FLOW ACCRETION / DILUTION WITH A CASH COMPONENT AM Unitholders AMGP Shareholders Distribution per LP Unit (excl. transaction cash component) Distribution per Common Share $5.00 $3.00 $4.00 $2.00 $3.00 $2.00 $1.00 $1.00 $0.00 $0.00 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E AR Shareholders AMGP Distribution Growth Total Cash Flow from Midstream Ownership ($ in millions) DPS CAGR vs. 2019 60% $700 $600 $500 $400 $300 $200 $100 $0 50% 37.5% 35.9% 35.8% 40% 426 29.7% 346 347 338 30% 280 280 282 20% 10% 0% 2019E 2020E 2021E 2022E 2020E 2021E 2022E Project Bronco | Source: Antero management projections. Note: Assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 14 602 219 204 405 418 50.9% 40.1% 30.3% 27.0% 27.4% Tota l CF Standal one$1,244 Propos al1,287 PF (1.7x, $750)1,655 2.64 2.53 2.19 2.06 2.22 1.77 1.67 1.74 1.29 1.23 1.34 0.89 4.10 4.22 4.31 3.42 3.50 3.51 2.85 2.83 2.83 2.21 2.06 2.08 StandaloneProposal (1.6x, no cash)1.7x (+ $750 mm cash)

Confidential – Preliminary Draft Section 4: Approaches to the Series B Valuation Project Bronco |

Confidential – Preliminary Draft SERIES B VALUE IMPLIED BY Per AMGP proposal dated June 8, 2018 PROPOSAL x = 18.5 million $18.61 $344 million Page 15 Project Bronco | (1)As of June 28, 2018. Implied Value Current AMGP Share Price (1) Shares Issued to Series B Holders

Confidential – Preliminary Draft SERIES B UNIT VALUATION ($ in millions, except per share data) SPECTRUM vs. Current AMGP Ma rket Ca p (1) AMGP Sha res Is s ued 18.5 $3,465 Current AMGP Pri ce (1) $18.61 Les s : Seri es B Benchma rk ($2,000) Seri es B Pool $1,465 Assesses the potential value of the Series B if held until 2022 under a Status Quo Scenario Estimated Terminal Yield 3.0% 4.0% 5.0% AMGP 2022E Di s tri buti ons $414 $414 $414 Impl i ed AMGP Ma rket Ca p (3) $13,792 $10,344 $8,275 Les s : Seri es B Benchma rk ($2,000) ($2,000) ($2,000) Seri es B Pool $11,792 $8,344 $6,275 Source: Antero management projections. (1)As of June 28, 2018. (2)Equals Series B Equity Value divided by Current AMGP Price. (3)Equals AMGP 2022E Distributions divided by Estimated Terminal Yield. Page 16 Project Bronco | PV-15% $372 $263 $198 x Series B Equity Value (5.92%) $698 $494 $371 Potential Status Quo Series B Valuation in 2022E Implied Shares Issued (2) 4.7 Proposed Shares Issued 18.5 x Series B Equity Value (5.92%) $87 Implied Value $344 Current Proposal Conversion AM Acquires AMGP Conversion Mechanics

Confidential – Preliminary Draft SERIES B VALUATION – STATUS QUO How Series B Holders may be viewing the value of the Series B Terminal ($ in millions) Distributions Covera ge Ra ti o a t AM Tota l Di s tri buti ons from AM IDRs Les s : Pri ori ty Seri es A Ca s h Fl ow ($7.5 mm/q) 1.31x $236 (30) 1.16x $355 (30) 1.11x $462 (30) 1.05x $589 (30) Rema i ni ng Ca s h Fl ow Ava i l a bl e Series B Profits Interest $206 5.92% $325 5.92% $432 5.92% $559 5.92% A + Terminal Value 2022E AMGP Di s tri buti ons ÷ As s umed Termi na l Yi el d $414 4% Impl i ed AMGP Equi ty Va l ue $10,344 Les s : Benchma rk (2,000) Seri es B Pool Terminal Value of Series B Interest (5.92%) $8,344 $494 B PV-15% $263 Page 17 Project Bronco | Source: Antero management projections. Terminal Yield Present Value Sensitivity 324 Discount Rate 10% 15% 20% 2% 3% 4% 5% 6% $789 $651 $541 $523 $433 $362 $390 $324 $272 $311 $259 $218 $258 $215 $182 Total PV-15% (A + B)$324 Present Value of Conversion Seri es B Profi ts Interes t $12 $19 $26 $33 PV-15% $61 Present Value of Series B Distributions 2019E 2020E 2021E 2022E Value

Confidential – Preliminary Draft SERIES B VALUATION – STATUS QUO (CONT.) Series B would have less value if AM were to cover its distributions at no less than 1.2x in future years Terminal ($ in millions) Distributions Covera ge Ra ti o a t AM Tota l Di s tri buti ons from AM IDRs Les s : Pri ori ty Seri es A Ca s h Fl ow ($7.5 mm/q) 1.31x $236 (30) 1.20x $341 (30) 1.20x $423 (30) 1.20x $509 (30) Rema i ni ng Ca s h Fl ow Ava i l a bl e Series B Profits Interest $206 5.92% $311 5.92% $393 5.92% $479 5.92% A + Terminal Value 2022E AMGP Di s tri buti ons ÷ As s umed Termi na l Yi el d $357 4% Impl i ed AMGP Equi ty Va l ue $8,929 Les s : Benchma rk (2,000) Seri es B Pool Terminal Value of Series B Interest (5.92%) $6,929 $410 B PV-15% $219 Page 18 Project Bronco | Source: Antero management projections. Terminal Yield Present Value Sensitivity 275 Discount Rate 10% 15% 20% 2% 3% 4% 5% 6% $674 $557 $463 $445 $369 $308 $330 $275 $231 $261 $218 $184 $215 $181 $153 Total PV-15% (A + B)$275 Present Value of Conversion Seri es B Profi ts Interes t $12 $18 $23 $28 PV-15% $56 Present Value of Series B Distributions 2019E 2020E 2021E 2022E Value

Confidential – Preliminary Draft

BAIRD

SERIES B EXCHANGE VALUATION – PRO FORMA

Current Proposal 18.5mm Share Exchange

($ in millions, except per share data)	2019E	2020E	2021E	2022E	Terminal Value @ 4% Yield	PV-15%
AMGP Shares Issued to Series B	18.5	18.5	18.5	18.5		
Pro Forma AMGP Dividend per share	$1.29	$1.77	$2.19	$2.64		
Cash Flow to Series B	$24	$33	$40	$49		
Terminal Value					$1,221	$751

Sensitivities

Discount Rate	Terminal Yield 4.0%	5.0%	6.0%
10.0%	$907	$748	$642
15.0%	$751	$620	$534
20.0%	$627	$519	$448

15.0mm Share Exchange

	2019E	2020E	2021E	2022E	Terminal Value @ 4% Yield	PV-15%
AMGP Shares Issued to Series B	15.0	15.0	15.0	15.0		
Pro Forma AMGP Dividend per share	$1.30	$1.78	$2.20	$2.66		
Cash Flow to Series B	$19	$27	$33	$40		
Terminal Value					$997	$613

Discount Rate	Terminal Yield 4.0%	5.0%	6.0%
10.0%	$741	$611	$524
15.0%	$613	$507	$436
20.0%	$512	$424	$365

12.5mm Share Exchange

	2019E	2020E	2021E	2022E	Terminal Value @ 4% Yield	PV-15%
AMGP Shares Issued to Series B	12.5	12.5	12.5	12.5		
Pro Forma AMGP Dividend per share	$1.30	$1.79	$2.21	$2.67		
Cash Flow to Series B	$16	$22	$28	$33		
Terminal Value					$835	$513

Discount Rate	Terminal Yield 4.0%	5.0%	6.0%
10.0%	$620	$512	$439
15.0%	$513	$424	$365
20.0%	$429	$355	$306

10.0mm Share Exchange

	2019E	2020E	2021E	2022E	Terminal Value @ 4% Yield	PV-15%
AMGP Shares Issued to Series B	10.0	10.0	10.0	10.0		
Pro Forma AMGP Dividend per share	$1.31	$1.80	$2.22	$2.69		
Cash Flow to Series B	$13	$18	$22	$27		
Terminal Value					$671	$413

Discount Rate	Terminal Yield 4.0%	5.0%	6.0%
10.0%	$499	$411	$353
15.0%	$413	$341	$293
20.0%	$345	$285	$246

7.5mm Share Exchange

	2019E	2020E	2021E	2022E	Terminal Value @ 4% Yield	PV-15%
AMGP Shares Issued to Series B	7.5	7.5	7.5	7.5		
Pro Forma AMGP Dividend per share	$1.32	$1.81	$2.24	$2.70		
Cash Flow to Series B	$10	$14	$17	$20		
Terminal Value					$506	$311

Discount Rate	Terminal Yield 4.0%	5.0%	6.0%
10.0%	$376	$310	$266
15.0%	$311	$257	$221
20.0%	$260	$215	$186

Source: Antero management projections.

Project Bronco | Page 19

Confidential – Preliminary Draft SERIES B UNIT CASH FLOW COMPARISON SERIES B CASH FLOW COMPARISON ($ in millions) Status Quo Pro Forma (Proposa l) $49 $33 $19 2019 2020 2021 2022 "CASH FLOW NEUTRAL" SHARES CALCULATION ($ and shares in millions) 2019E 2020E 2021E 2022E Status Quo Cash Flow to Series B ÷ Pro Forma AMGP Dividend = $12 $19 $26 $33 $1.29 $1.77 $2.19 $2.64 Page 20 Project Bronco | Source: Antero management projections. Implied "Cash Flow Neutral" Shares9.410.911.712.5 $40 $33 $24 $26 $12

Confidential – Preliminary Draft Section 5: Summary of Levers Discussed Project Bronco |

Confidential – Preliminary Draft

SUMMARY OF LEVERS DISCUSSED

	Benefits	Considerations
Increasing Exchange Ratio	■ Increased cash flow to AR ■ Results in a premium on the sale of AM ■ More equitable sharing of transaction economics	■ Cash flow impact to AR, even at a high exchange ratio, is relatively minimal ■ Adding more shares potentially reduces the equity value of the new AMGP, "AMC"
Adding a Cash Component	■ Likely viewed favorably by AR investors ■ Helps AR in return of capital initiatives (i.e., share buybacks) ■ Increases new AMGP, "AMC" accretion per share, and potential share price	■ Less upside from holding shares in the new AMGP, "AMC" ■ Potentially greater AM per unit dilution ■ Increases leverage at the new AMGP, "AMC"
Reducing Series B Exchange	■ Increases accretion potential with less cash going to Series B ■ Better aligns cash flow profiles (status quo vs pro forma cash flow to Series B holders)	■ Relatively minimal impact to overall deal economics

Project Bronco | Page 21

Confidential – Preliminary Draft ILLUSTRATIVE COUNTER CONSTRUCT Distribution Forecast to AM Unitholders Increase AMGP for AM exchange ratio from 1.6x to 1.7x Add a cash component of $750 mm, or approximately $4.00 per AM unit Reduce Series B exchange from 18.5 mm shares to 10 mm shares Mandate no distribution cut to AM unitholders Standalone Pro Forma $4.37 $5.00 $4.00 $3.00 $2.00 $1.00 $0.00 $4.10 $3.42 $2.87 $2.85 $2.21 $2.21 2019E 2020E 2021E 2022E (achieved in 2019 via a modest adjustment to the distribution coverage ratio) Distribution Forecast to AMGP Unitholders $3.00 Implied Premium to AM Price $2.00 AMGP Unit Price Share Exchange Ratio $18.61 1.700x $1.00 x $0.00 2019E 2020E 2021E 2022E = Takeout Price (pre-cash) $31.64 Total Cash to AR from Midstream Holdings + = Cash Component / Unit Total Takeout Price 4.00 $2,000 $35.64 $1,500 Current AM Price 29.73 $1,000 $405 $338 $352 $500 $282 $284 $0 Source: Antero management projections. Note: Represents closing prices as of June 28, 2018. Page 22 Project Bronco | Implied Premium19.9% $1,683 Standalone Pro Forma $615 $432 $1,244 $219 2019E 2020E 2021E 2022E Total $2.57 $2.09$2.22 $1.69 $1.74 $1.30 $1.34 $0.89 Note, coverage ratio decreases from 1.31x to 1.25x $3.56

Confidential – Preliminary Draft RELATIVE TRADING ANALYSIS 2019-22 Est. Distribution Growth CAGR Equity Value / Cash Flow (1) Current Yield 2019E Yield Net Debt / 2019E EBITDA Price 2018E 2019E Antero Mi ds trea m Pa rtners LP (AM) $29.73 5.2% 7.4% 22.9% 14.4x 10.8x 1.3x Antero Mi ds trea m GP LP (AMGP) 18.61 2.3% 4.8% 35.8% 23.6x 14.6x NM Source: Antero management projections. (1) (2) (3) (4) Cash flow represents distributable cash flow attributable to LP unitholders / shareholders at full payout. Cash flow to AMGP is net of Series B profit interest and taxes. Represents 1.7x equity exchange ratio, $750 mm in cash, 10 mm shares issued to Series B holders and no distribution cut to AM unitholders in 2019. Current holdings * AM unit price. Pro forma ownership, assuming no change to AMGP pro forma share price plus cash received in transaction ($750 mm * 53%) Page 23 Project Bronco | Current Proposal Illustrative Counter @ 1.6x Exchange Pro Forma + Status Quo (3) Ratio Cash Rcvd. (4) Value of AR's Midstream Holdings $2,939 $2,944 $3,524 AMC Pro Forma @ Current Proposal$18.61NA6.9%27.0%NA11.0x1.3x @ Illustrative Counter (2) 18.61NA7.0%25.5%NA11.4x1.3x